Exhibit 15(a)

December 23, 2008

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Energy Future Holdings Corp. and subsidiaries (“EFH Corp.”) for the three-month and nine-month periods ended September 30, 2008, and 2007, and have issued our report dated November 5, 2008 (November 25, 2008 as to Note 17) (which report includes an explanatory paragraph related to the reclassification of results of EFH Corp.’s commodity hedging and trading activities on a retrospective basis). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is included in this Amendment No. 2 to Registration Statement No. 333-153529.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas